Exhibit (h)(8)

AMENDMENT TO
FUND ACCOUNTING AGREEMENT

This AMENDMENT to FUND ACCOUNTING AGREEMENT (the “Amendment”) made as of July 1, 2011 between CAVANAL HILL FUNDS, formerly known as American Performance Funds, a Massachusetts business trust (the “Trust”) and CITI FUND SERVICES OHIO, INC., formerly known as BISYS Fund Services Ohio, Inc., an Ohio corporation (“Citi”), to that certain Fund Accounting Agreement, dated July 1, 2004, between the Trust and Citi (as amended and in effect on the date hereof, the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, pursuant to the Agreement, Citi performs certain fund accounting services for each investment portfolio of the Trust (individually a “Fund” and collectively the “Funds”);

WHEREAS, Citi and the Trust wish to enter into this Amendment to the Agreement in order to extend the term of the Agreement, revise the fees payable and incorporate the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Trust and Citi hereby agree as follows:

1.         Term of the Agreement.

The parties now desire to extend the Initial Term through June 30, 2015 and indicate that the parties will negotiate the termination provisions in good faith should the collective net assets of the Funds fall below $1 billion. The reference to “June 30, 2012” in the fourth paragraph of Section 6 of the Agreement is hereby deleted and replaced with “June 30, 2015”. In addition, the first paragraph of Section 6 of the Agreement is hereby deleted in its entirety and replaced with the following:

Term.  This Agreement shall become effective upon July 1, 2009 (the “Effective Date”) and shall continue in effect, unless earlier terminated by either party hereto as provided hereunder, until June 30, 2015 (the “Initial Term”). Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one year periods (“Rollover Periods”). This Agreement may be terminated without penalty (i) by provision of a notice of non-renewal in the manner set forth below, (ii) by mutual agreement of the parties or (iii) by either party for “cause,” as defined below, upon the provision of sixty (60) days advance written notice by the party alleging cause. Written notice of non-renewal must be provided at least sixty (60) days prior to the end of the Initial Term or any Rollover Period, as the case may be. In addition, should the collective net assets of the Funds fall below $1 billion, the parties agree to negotiate in good faith regarding the termination provisions (including a possible reduction of liquidated damages) of this Agreement.

2.         Funds.

Schedule A of the Agreement is hereby deleted in its entirety and replaced with the attached Schedule A.

3.         Fees.

Schedule B of the Agreement is hereby deleted in its entirety and replaced with the attached Schedule B.

4.         Representations and Warranties.

(a)         The Trust represents (i) that it has full power and authority to enter into and perform this Amendment and (ii) that this Amendment will be presented to the Board of Trustees of the Trust (the “Board”) for the Board’s review and approval.

(b)         Citi represents that it has full power and authority to enter into and perform this Amendment.

5.         Miscellaneous.

(a)         This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment. Except as set forth herein, the Agreement shall remain in full force and effect.

(b)         Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(c)         Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d)         This Amendment may be executed in counterparts, each of which shall be an original but all which, taken together, shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

CAVANAL HILL FUNDS

By: /s/ James L. Huntzinger

Name: James L. Huntzinger

Title: President

CITI FUND SERVICES OHIO, INC.

By: /s/ Joseph Rezabek

Name: Joseph Rezabek

Title: Vice President

SCHEDULE A

TO THE FUND ACCOUNTING AGREEMENT

AS OF JULY 1, 2011

FUNDS and CLASSES

U.S. Large Cap Equity Fund No-Load Investor Institutional A	U.S. Treasury Fund Administrative Service Institutional Select[1] Premier[1]
Balanced Fund No-Load Investor Institutional A	Cash Management Fund Administrative Service Institutional Select[1] Premier[1]
Short-Term Income Fund No-Load Investor Institutional A	Tax-Free Money Market Fund Administrative Service Institutional Select Premier[1]
Intermediate Bond Fund No-Load Investor Institutional A	Intermediate Tax-Free Bond Fund No-Load Investor Institutional A
Bond Fund No-Load Investor Institutional A	Opportunistic Fund No-Load Investor[1] Institutional[1] A1

1As of July 1, 2011, these Classes have not commenced operations. Until a Class commences operations, services will not be rendered and expenses will not be incurred for such Class under this Agreement.

SCHEDULE B

TO THE FUND ACCOUNTING AGREEMENT

AS OF JULY 1, 2011

FEES AND EXPENSES

For the Services provided by Citi hereunder and under the separate Transfer Agency Agreement, Compliance Services Agreement and Rule 22c-2 Services Agreement, the Trust shall pay Citi on the first business day of each month, or as otherwise set forth below, fees for fund accounting, transfer agency, compliance and Rule 22c-2 services, determined at the annual rates set forth below.

Notwithstanding the foregoing, the Fees for the Services provided hereunder and pursuant to the separate Sub-Administration Agreement for the Cavanal Hill Tax Free Money Market Fund shall be governed by that certain separate Omnibus Fee Agreement for the Institutional Tax-Exempt Money Market Fund Agreement dated July 1, 2004, as amended (the “Omnibus Agreement”) but only until such time as the Omnibus Agreement terminates.

     I.         Asset-Based Annual Fee

0.035% of the first $2 billion in aggregate net assets of all Funds (excluding the Opportunistic Fund), plus
0.0275% of the next $2 billion in aggregate net assets of all Funds (excluding the Opportunistic Fund), plus
0.02% of the aggregate net assets of all Funds (excluding the Opportunistic Fund) in excess of $4 billion.

Notwithstanding the foregoing, annual fees for Opportunistic Fund shall be as follows:

$35,000 base fee per year for Fund Accounting Services;
$5,000 per Class fee for each Class of the Fund above one;
$7,500 fee per Cusip Transfer Agency Fee.

In addition, there shall be an annual minimum fee for the Funds. The annual minimum fee (calculated and payable monthly) shall equal the product of the number of Funds multiplied by $67,500 (the “Annual Minimum Fee”). Should the amount of fees (excluding expenses or other out of pocket costs) payable to Citi hereunder for a calendar month be less than the Annual Minimum Fee divided by twelve (12), then the Trust shall pay Citi the difference.

     II.         Class Fee

For each Fund (excluding the Opportunistic Fund) with an A Class, there is an annual fee of $5,000.

     III.         Out of Pocket Expenses and Miscellaneous Charges

The out of pocket expenses and miscellaneous services fees and charges provided for under this Agreement are not included in the above fees and shall also be payable to Citi in accordance with the provisions of this Agreement.